EXHIBIT 99

              THERMOGENESIS UPDATES REGULATORY CLEARANCE STATUS FOR
         AUTOLOGOUS THROMBIN PROCESSING DEVICE (TPD(TM)) AND THE DAC(TM)
                                     SYSTEM

RANCHO CORDOVA, California (November 24, 2004) -- THERMOGENESIS CORP. (Nasdaq:
KOOL), provides updates on its Thrombin Processing Device ("TPD") and DAC System for the semi-automated separation of whole blood.

U.S. Market
The FDA that has determined that the TPD is not substantially equivalent to devices marketed in interstate commerce prior to May 28, 1976 or to any device which has been reclassified into Class I or Class II and therefore, the TPD has been classified by statute into Class III (Pre-Market Approval ("PMA")). ThermoGenesis is consulting with the FDA to determine whether the Company will file a Reclassification Submission or a PMA. A PMA submission typically takes the FDA approximately six (6) months to review versus three (3) months for a 510(k). The FDA has reviewed the DAC System 510(k) submission for the semi-automated separation of whole blood and freezing of blood components and requires additional information to complete its determination of substantial equivalency to devices marketed in interstate commerce. ThermoGenesis has recently provided additional information for the FDA's review.

European Market
CE Mark for the TPD and DAC System will be obtained by March 2005 at which time both products can be immediately marketed within those European countries in which their regulatory requirements allow.

TPD is a small hand-held disposable device that harvests 8.5 ml of thrombin from 10 ml of a patient's blood plasma. Thrombin, a $180 million per year market, is an enzyme which initiates the coagulation that mediates the flow of blood at a bleeding wound site and is used in a variety of medical and surgical procedures to control or reduce bleeding.

Currently available thrombin is sourced from bovine blood which has caused abnormality in hemostasis including severe bleeding episodes or thrombosis related to bovine Factor V in some patients. Repeated exposures to bovine thrombin increase the risk to patients. The TPD is intended to avoid these health risks by producing the thrombin from the patient's own blood (autologous).

DAC System consists of a compact, software-controlled, battery-operated device into which a sterile, companion dry, transfer/freezing bag disposable is placed. During centrifugation, the blood components are directed to separate storage bags of the transfer/freezing bag set. This device addresses the blood separation of whole blood into various components.

About ThermoGenesis Corp.
After extensive research, THERMOGENESIS CORP.'s newly introduced technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive(R) System as a critical enabling technology for cryogenic archiving of stem cells for transplant, while its CryoSeal(R) FS System is used to prepare

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hemostatic and adhesive  surgical  sealants from patient blood in about an hour.
THERMOGENESIS CORP. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

   The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.